PGIM Quantitative Solutions LLC

Investment Adviser Code of Ethics

Policy Statement

Rule 204A-1 under the Advisers Act requires each federally registered investment adviser to adopt a written code of ethics designed to prevent fraud by reinforcing the principles that govern the conduct of investment advisory firms and their personnel. In addition, the Code must set forth specific requirements relating to personal securities trading activity including reporting transactions and holdings.

This PGIM Quantitative Solutions Investment Adviser Code of Ethics (the “Code”) was adopted in January, 2005 to meet the firm’s obligations under Rule 204A-1. Generally, this Code applies to directors, officers and employees acting in an investment advisory capacity who are known as Supervised Persons and, in some cases, also as Access Persons of the adviser. Supervised Persons covered by more than one code of ethics meeting the requirements of Rule 204A-1 will be subject to the code of the primary entity with which the Supervised Person is associated. Compliance is responsible for notifying each individual who is subject to the Code. Supervised Persons must be provided and must acknowledge receipt of this Code and any amendments to the Code. They must also comply with applicable federal securities laws.

In addition to this document, the following policies are also considered part of this Code:

Making the Right Choices

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The Code of Conduct prescribed for all employees is outlined in Prudential’s Ethics Policy, “Making the Right Choices”, which is incorporated by reference herein. In some instances, this policy may also apply to the actions of household members. Failure to adhere to the standards of this policy, both in letter and spirit, may lead to serious disciplinary action, up to and including termination.

U.S. Information Barrier Standards

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It is each Supervised and Access Person’s responsibility to know whether their investment management unit is subject to the information barrier restrictions under the U.S. Information Barrier Standards. Compliance will provide training to inform employees of their obligations.

Personal Securities Trading Standards

●	All investment advisory personnel are subject to the Personal Securities Trading Standards and must comply with all requirements therein unless otherwise notified by Compliance

Fiduciary Standards

Investment advisers frequently are fiduciaries for clients. Fiduciary status may exist under contract; common law; state law; or federal laws, such as the Investment Advisers Act of 1940, the Investment Company Act of 1940 and ERISA. Whenever PGIM Quantitative Solutions acts in a fiduciary capacity, it will endeavor to consistently put the client’s interest ahead of the Firm’s. It will disclose actual and potential meaningful conflicts of interest. It will manage actual conflicts in accordance with applicable legal standards. If applicable legal standards do not permit management of a conflict, the adviser will avoid the conflict. Adviser personnel will not engage in fraudulent, deceptive or manipulative conduct. Advisers will act with appropriate care, skill and diligence.

Advisory personnel are required to know when an adviser is acting as a fiduciary with respect to the work they are doing. In such cases, advisory personnel are expected to comply with all fiduciary standards applicable to the firm in performing their duties. In addition, they must also put the client’s interest ahead of their own personal interest. An employee’s fiduciary duty is a personal obligation. While advisory personnel may rely upon subordinates to perform many tasks that are part of their responsibilities, they are personally responsible for fiduciary obligations even if carried out through subordinates.

Employees should be aware that failure to adhere to the standards under this Code might lead to disciplinary action up to and including termination of employment.

Ethical Standards

Prudential holds its employees to the highest ethical standards. Maintaining high standards requires a total commitment to sound ethical principles and Prudential’s values. It also requires nurturing a business culture that supports decisions and actions based on what is right, not simply what is expedient.

It is the responsibility of management to make the Company’s ethical standards clear. At every level, employees must set the right example in their daily conduct. Prudential expects employees to be honest and forthright and to use good judgment. We expect them to deal fairly with customers, suppliers, competitors, and one another. We expect them to avoid taking unfair advantage of others through manipulation, concealment, abuse of confidential information or misrepresentation. Moreover, employees must understand the expectations of the Company and apply these guidelines to analogous situations or seek guidance if they have questions about conduct in given circumstances.

It is each employee’s responsibility to adhere to this Code and Prudential’s Code of Ethics, “Making the Right Choices” by ensuring that we:

●	Nurture a company culture that is highly moral and make decisions based on what is right.

●	Build lasting customer relationships by offering only those products and services that are appropriate to customers’ needs and provide fair value.

●	Maintain an environment where employees conduct themselves with courage, integrity, honesty and fair dealing at all times.

●	Ensure no individual’s personal success or business group’s bottom line is more important than preserving the name and goodwill of Prudential.

●	Regularly monitor and work to improve our ethical work environment.

Because Ethics is not a science, there may be gray areas. We encourage individuals to ask for help in making the right decisions. Business Management, Business Ethics Officers, and our Human Resources, Law and Compliance and Enterprise Ethics professionals are all available for guidance at any time.

Monitoring/Training:

Annual IA Questionnaire: To ensure compliance with the guidelines outlined in this Code PGIM Quantitative Solutions Compliance administer an annual Investment Adviser Background Questionnaire (IABQ). The

first part of this questionnaire is geared at preparing the PGIM Quantitative Solutions businesses’ annual investment advisory registration (Form ADV) filings with the SEC. These filings require that certain questions be answered on behalf of each investment advisor entity, its officers and associated employees. The second part of this questionnaire includes questions aimed at understanding both actual and apparent conflicts of interest, and fulfills associates’ disclosure requirements as outlined in Prudential’s Code of Ethics, “Making the Right Choices”. All PGIM Quantitative Solutions employees are required to complete the IABQ during the annual distribution; however, associates have a responsibility to adhere to Prudential’s values and guidelines and disclose any potential conflicts as they arise.

Annual Certification: Annually, all employees receive an electronic request to attest to their understanding of this Code, among other policies. The Corporate Compliance unit coordinates the annual process and maintains the required records.

New Hire Investment Advisor Background Questionnaire (IABQ): Based on the annual investment advisor questionnaire, this form intends to identify actual or potential conflicts between PGIM employees’ personal lives and their employment with PGIM or related area. Unlike the annual questionnaire, this version is administered as new hires and transfers into PGIM attend PGIM Compliance Orientation (New Hire training).

Training: In early 2018, PGIM introduced a new organizational approach to on-going employee compliance training delivered via an online microlearning platform called Axonify. Axonify is a unique, web-based training platform that leverages technology and an adaptive learning method to provide a fundamentally better and more measurable approach to compliance training. Content is refreshed per updates to internal policies and procedures and based on regulatory updates with such changes viewable in real-time to employees. Unlike traditional training practices, Axonify is designed as a persistent program without a target completion date. Available daily, employees are provided with fundamental and tailored questions-based training deployed in short bursts (i.e. five questions per session). The training questions utilize business pertinent scenarios and are designed to build upon an individual’s knowledge base over time. In addition, system provides a robust set of metrics including performance by question, average number of times an employee accessed the system over 30-days, number of topics graduated, confidence level, and knowledge growth.

In addition to Axonify continuous refresher training:

●	PGIM deploys general compliance training via Axonify to new hires at the start of their employment;
●	The Company deploys both AML and Privacy training to new hires at the start of their employment; and
●	PGIM deploys annual Broker-Dealer Registered Representative training via Axonify as required under FINRA rules.

PGIM Quantitative Solutions Compliance also provides supplemental training for new hires and transfers covering the topics of outside business activities, personal securities trading, gifts and entertainment, pay to play laws.

Reporting Violations of the Code

Associates must communicate all situations that compromise the ethical standards of the company as well as any concerns in ethical behavior to any one (or more) of the following for resolution:

●	Management in your organization.
●	Human resources contact.
●	Compliance and/or legal contact.
●	Business ethics contact.
●	Global Business Ethics and Integrity hotline (800-752-7024).

If you have knowledge of or concern about an ethical, legal, or regulatory violation, you can raise your concerns without fear. Prudential will not engage in, nor tolerate retaliatory, threatening or harassing acts against any associate for reporting suspected unethical or illegal behaviors or practices.

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